Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement (No. 333-223999) on Form N-2 of CM Finance Inc and Subsidiaries of our report dated September 4, 2018, relating to the consolidated financial statements of CM Finance Inc and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Change in Independent Registered Public Accounting Firm’, “Selected Financial and Other Data” and “Senior Securities” in such Prospectus.

/s/ RSM US LLP

New York, NY

April 9, 2019